Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES 2011 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.03 PER SHARE CASH DIVIDEND

Financial Highlights

•                  Q4 2011 revenues increased 12% to $373.1 million from $333.2 million in Q4 2010

•                  Q4 2011 net income of $12.5 million, or $0.24 per diluted share, compared to Q4 2010 net income of $12.3 million, or $0.24 per diluted share

•            Q4 2011 net income included non-routine charges of approximately $9.4 million, or $0.11 per diluted share

•                  2011 annual revenues of $1.5 billion, up 55% from 2010

•                  2011 net income rose to $58.6 million, or $1.14 per diluted share, from net income of $33.6 million, or $0.72 per diluted share, in 2010.

•                  At December 31, 2011:

•            $143.3 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.16 billion

Dallas, TX – March 1, 2012 – Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2011.

The Company also announced that on February 24, 2012, its Board of Directors declared a $0.03 per share cash dividend to stockholders of record as of March 30, 2012, payable on or about April 16, 2012.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We completed a very good quarter and a great year.  Full year revenues of $1.5 billion were a record for our Company, as we benefitted from both organic growth and the favorable impact of prior year acquisitions.  Despite one-time charges of $9.4 million recorded in the fourth quarter, our net income for both the fourth quarter and year improved significantly. We generated cash flow from operations of $40.1 million during 2011, and our balance sheet at December 31, 2011 included $143.3 million in cash and short-term investments and a debt to equity ratio of 37.4%.  During the year, we increased our backlog from $895.8 million to $1.16 billion, a 30% organic increase.”

Mr. Pratt concluded, “Primoris is a group of specialized construction and infrastructure companies serving diverse end markets across the United States.  At present, we are focused on projects and opportunities in underground pipeline integrity, in conventional and alternative energy industrial facilities, in heavy highway and bridge construction, and in underground pipelines.  We intend to continue our emphasis on maintaining a strong balance sheet and on building upon our 65-year legacy of service and project success.  As we enter 2012, macro-economic uncertainties persist; however, we are confident that we can continue to execute against our plan and are optimistic about our future opportunities.”

2011 FOURTH QUARTER RESULTS OVERVIEW

Revenues for the 2011 fourth quarter rose 12% to $373.1 million from $333.2 million for the same period last year.  The increase was primarily attributable to higher revenues at the West Construction Services segment, led by the California-based Underground group at which revenues increased by $66.3 million from the fourth quarter of 2010.  Gross profit for the 2011 fourth quarter rose by 16.5% to $51.0 million, or 13.7% of revenues, from $43.8 million, or 13.1% of revenues, in the fourth quarter of 2010.

SEGMENT RESULTS

•              East Construction Services – located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), Cardinal Contractors, Inc.’s water and wastewater facility construction business, and Cardinal Mechanical, Inc.’s (now a division of JCG) shored excavation for thermal utilities businesses.

•              West Construction Services – includes construction services performed by companies headquartered in the western United States including ARB, Inc., ARB Structures, Inc., and, effective November 1, 2010, Rockford.

•              Engineering – incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended December 31,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$125,446	33.6%	$128,950	38.7%
West Construction Services	234,093	62.8%	185,971	55.8%
Engineering	13,527	3.6%	18,318	5.5%
Total	$373,066	100.0%	$333,239	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended December 31,
	2011 (Unaudited)		2010 (Unaudited)
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$11,460	9.1%	$12,667	9.8%
West Construction Services	37,557	16.0%	26,816	14.4%
Engineering	2,029	15.0%	4,317	23.6%
Total	$51,046	13.7%	$43,800	13.1%

East Construction Services:  The decline in revenues for the quarter was primarily due to a decrease in Industrial group revenues of $11.2 million attributable to temporary slowdowns in construction activity within the petrochemical sector along the Gulf Coast.  Lower gross profit was due to reduced volume on a large causeway project in South Louisiana and lower Industrial group revenues. Similarly, gross profit as a percent of revenues declined to 9.1% compared to 9.8% in last year’s fourth quarter, primarily due to the reduced revenues from the causeway project and the reduced revenues in the Industrial group.

West Construction Services:  The $48.1 million increase in revenues for the quarter was primarily attributable to  increases at the California-based Underground group of $66.3 million and the West Coast Industrial group of $17.8 million which offset a decline in Rockford revenues from $85.3 million to $48.2 million, reflecting the substantial completion of the Ruby project. Gross profit rose by $10.7 million to $37.6 million, primarily benefiting by $9.6 million from the increased revenue levels at the Underground and Industrial groups and an increase of $1.0 million at Rockford.  Gross profit margins rose to 16.0% in the fourth quarter of 2011 from 14.4% in last year’s fourth quarter reflecting the increase in higher margin Underground group projects.

Engineering: Revenues declined to $13.5 million from $18.3 million reflecting the start of a new U.S. refinery project in last year’s fourth quarter and a lower level of international activity at our Canadian subsidiary.  Gross profit declined to $2.0 million from $4.3 million for the same period in 2010, as a result of the decrease in revenues.  Similarly, the slight decrease in gross profit margin reflected the lower revenue level.

Selling, general and administrative expenses increased by $4.6 million to $25.8 million, or 6.9% of revenues, for the fourth quarter of 2011, from $21.1 million, or 6.3% of revenues, for the fourth quarter of 2010.  The increase was mainly attributable to the recording of a non-routine charge of $5 million in the fourth quarter of 2011.  The charge represents the estimated net liability arising from the withdrawal by Rockford from the Central States Southeast and Southwest Areas Pension Plan in November 2011.

Operating income for the fourth quarter of 2011 was $25.3 million, or 6.8% of total revenues, compared to $22.7 million, or 6.8% of total revenues, for the same period last year.

Net other expense in the fourth quarter of 2011 was $4.5 million compared to an expense of $2.1 million in the fourth quarter of 2010.  The total of interest income, interest expense, foreign exchange and other income was an expense of $1.2 million in the fourth quarter of 2011 compared to an expense of $2.7 million in the same quarter of 2010.  The reduction in net expense between years was due primarily to a reduction in interest expense as a result of refinancing equipment secured loans which reduced rates and lower subordinated debt balances.  Additionally, the loss from non-consolidated entities of $3.3 million in 2011 was due primarily to a non-routine charge of $4.4 million for the WesPac energy joint venture.  This loss was reduced by a gain of $1.1 million from the St. Bernard Levee Partners joint venture in Louisiana.  During the quarter, WesPac recorded non reimbursed development project costs and reserves for assets not recoverable for two projects.  The Company’s share of the losses was $2.7 million.  In addition, the Company recorded a non-cash other than temporary decrease of $1.7 million for the WesPac investment. Primoris believes that its investment in WesPac will offer a number of long-term benefits by broadening its exposure to a variety of pipeline, terminal, and energy-related infrastructure opportunities across North America.

The provision for income taxes for the fourth quarter of 2011 was $8.3 million, for an effective tax rate of 40.1%, compared to $8.3 million, for an effective tax rate of 40.3%, in the prior year quarter.

Net income for the fourth quarter of 2011 was $12.5 million, or $0.24 per diluted share, compared to net income of $12.3 million, or $0.24 per diluted share, in the same period in 2010.  The 2011 net income included $9.4 million, or $0.11 per share, of non routine charges.

2011 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2011		2010
		% of		% of
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$528,745	36.2%	$480,533	51.0%
West Construction Services	881,733	60.4%	402,273	42.7%
Engineering	49,672	3.4%	58,959	6.3%
Total	$1,460,150	100.0%	$941,765	100.0%

Segment Gross Margin

(in thousands, except %)

	For the twelve months ended December 31,
	2011		2010
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$57,118	10.8%	$48,770	10.1%
West Construction Services	118,385	13.4%	61,897	15.4%
Engineering	9,700	19.5%	12,122	20.6%
Total	$185,203	12.7%	$122,789	13.0%

Revenues in 2011 rose 55% to $1.5 billion from $941.8 million in 2010,  primarily reflecting the acquisition of Rockford in November 2010, which contributed $267.8 million of the revenue increase.  In addition to Rockford, revenues rose by $150.1 million in the California Underground group and by $59.5 million in the California Industrial group.

Gross profit in 2011 rose 50.8%, or $62.4 million, to $185.2 million from $122.8 million in 2010, due to a $37.0 million increase from Rockford, a $10.0 million increase from the California Underground and Industrial groups, and a $9.7 million increase at JCG’s Heavy Civil group.  Gross profit as a percent of revenues decreased to 12.7% for 2011 compared to 13.0% in 2010.  The decrease was primarily due to the impact of recognizing a lower profit percentage for a large power plant project by the California Industrial group.

Net income for 2011 rose 74.2% to $58.6 million, or $1.14 per diluted share, from $33.6 million, or $0.72 per diluted share, in 2010.  Net income for 2011 included the non-routine charges of $9.4 million, or $0.11 per diluted share, in the fourth quarter.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at December 31, 2011 included cash and cash equivalents of $120.3 million, short-term investments of $23.0 million, working capital of $114.9 million, total debt and capital leases secured by equipment of $80.4 million, subordinated acquisition debt of $22.5 million, and stockholders’ equity of $274.9 million.  The balance sheet included a $12.7 million liability for Rockford representing the $6.9 million in payments of cash and common stock that will be made in March 2012 for attaining the 2011 earn-out target and the estimated fair value for the potential earn-out payments for Rockford’s financial performance in 2012.

BACKLOG

At December 31, 2011, total backlog was $1.16 billion, representing an increase of $269.8 million, or 30.1%, from $895.8 million as of December 31, 2010 and a modest  increase from the September 30, 2011 backlog  of $1.09 billion.  Primoris expects that approximately $596.1 million, or 51.1%, of total backlog at December 31, 2011 will be recognized as revenue during 2012, with $333 million expected for the East Construction Services segment, $238.9 million for the West Construction Services segment, and $24.2 million for the Engineering segment.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation, and projects that are considered a part of backlog may be cancelled by our customers.  For the full year ended December 31, 2011, approximately $498.3 million of revenue (which included $292.7 million attributable to the Rockford acquisition) was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer, will host a conference call today, Thursday, March 1, 2012 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 423-9820 (Domestic)

•            (201) 493-6749 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2011, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan, Senior Vice President
Executive Vice President, Chief Financial Officer	(212) 836-9608
(214) 740-5602	dsullivan@equityny.com
pmoerbeek@prim.com
Thomas Mei, Account Executive
(212) 836-9614
tmei@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Revenues	$373,066	$333,239	$1,460,150	$941,765
Cost of Revenues	322,020	289,439	1,274,947	818,976
Gross Profit	51,046	43,800	185,203	122,789

Selling, general and administrative expenses	25,779	21,136	86,204	64,985
Operating Income	25,267	22,664	98,999	57,804

Other income (expense):
Income (Loss) from non-consolidated entities	(3,287)	540	4,018	4,630
Foreign exchange gain (loss)	154	(16)	(96)	250
Other income (expense)	(171)	(465)	(1,088)	(1,429)
Interest income	34	132	331	616
Interest expense	(1,191)	(2,324)	(5,431)	(6,196)
Income before provision for income taxes	20,806	20,531	96,733	55,675

Provision for income taxes	(8,335)	(8,277)	(38,174)	(22,059)
Net income	12,471	12,254	58,559	33,616

Earnings per share:
Basic:	$0.24	$0.25	$1.15	$0.79
Diluted:	$0.24	$0.24	$1.14	$0.72

Weighted average common shares outstanding
Basic:	51,059	49,360	50,707	42,694
Diluted:	51,292	50,928	51,153	46,878

CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

	December 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$120,306	$115,437
Short term investments	23,000	26,000
Customer retention deposits and restricted cash	31,490	12,518
Accounts receivable, net	187,378	208,145
Costs and estimated earnings in excess of billings	41,866	17,275
Inventory	31,926	25,599
Deferred tax assets	10,659	9,533
Prepaid expenses and other current assets	13,252	12,925
Total current assets	459,877	427,432
Property and equipment, net	129,649	123,167
Investment in non-consolidated entities	12,687	18,805
Intangible assets, net	32,021	40,633
Goodwill	94,179	94,179
Total assets	$728,413	$704,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$106,725	$89,484
Billings in excess of costs and estimated earnings	137,729	205,268
Accrued expenses and other current liabilities	59,923	55,859
Distributions and Dividends payable	1,532	1,234
Current portion of capital leases	6,623	4,286
Current portion of long-term debt	13,870	9,623
Current portion of subordinated debt	15,167	15,833
Current portion of contingent earnout liabilities	3,450	—
Total current liabilities	345,019	381,587
Long-term capital leases, net of current portion	4,047	7,354
Long-term debt, net of current portion	55,852	38,428
Long-term subordinated debt, net of current portion	7,334	27,378
Deferred tax liabilities	21,079	12,500
Contingent earnout liabilities	9,268	24,591
Other long-term liabilities	10,882	4,147
Total liabilities	453,481	495,985

Stockholders’ equity

Common stock-$.0001 par value; 90,000,000 shares authorized, 51,059,132 and 49,359,600 issued and outstanding at December 31, 2011 and 2010, respectively	5	5
Additional paid-in capital	150,003	136,245
Retained earnings	124,924	71,981
Accumulated other comprehensive income	—	—
Total stockholders’ equity	274,932	208,231
Total liabilities and stockholders’ equity	$728,413	$704,216